SAVVY BUSINESS SUPPORT, INC.

SERIES B STOCK PURCHASE AGREEMENT

SECTION 1. SUBSCRIPTION

The undersigned purchaser hereby purchases 100 shares of (uncertificated, book-entry form only) Series B Preferred Stock (“Preferred Shares”) of the above Corporation, a Nevada corporation from the undersigned seller and seller agrees to transfer to the purchaser in consideration for the Preferred Shares cash in the amount of One Thousand Dollars ($1,000).

SECTION 2. PAYMENT OF CONSIDERATION

The consideration for the Preferred Shares shall be paid to seller at Closing.

SECTION 3. REPRESENTATIONS AND WARRANTIES

The undersigned represents and warrants that the undersigned is purchasing the Preferred Shares for investment and not with a view to distribution.

SECTION 4. SECURITIES LAWS

The undersigned understands that the Preferred Shares have not been registered under the Securities Act of 1933 in reliance upon an exemption from registration. The undersigned also understands that the Preferred Shares must be held indefinitely, unless they are later registered under the Securities Act of 1933 or unless an exemption from registration is otherwise available, and that the Corporation has no obligation to register the Preferred Shares. The undersigned agrees that the Preferred Shares will not be offered, sold, transferred, pledged, or otherwise disposed of without registration under the Securities Act of 1933 and applicable state securities laws or an opinion of counsel acceptable to the Corporation that such registration is not required.

SECTION 5. SIGNATURES

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

Seller:	Purchaser:

Brookstone Partners LLC

/s/ Virginia Sourlis	By:	/s/ Stella Lumawag
Name: Virginia Sourlis	Name:	Stella Lumawag
	Title:	Managing Member

Dated: February 25, 2013